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FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[x] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |    Davel Communications, Inc.                   |      to Issuer (Check all applicable)
   Lurie Ann                             |    (DAVL.OB)                                    |           Director     x  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
  c/o Lurie Investments, Inc.            |   if an Entity        |                         |     -----
  Two N. Riverside Plaza, Suite 1500     |   (Voluntary)         |     December 2000       |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | x  Form Filed by One Reporting Person
  Chicago, Illinois 60606                |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
                                         |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                  |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                         |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                      |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                      |              |               |                          | Owned at End| Direct   | Bene-
                                      |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                      |              |       |       |         | (A) |          | (Instr. 3   | Indirect | Owner-
                                      |  (Month/Day/ |       |       |         |  or |          |   and 4)    | (I)      | ship
                                      |   Year)      |  Code |  V    | Amount  | (D) |  Price   |             |(Instr. 4)|(Instr. 4)
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
  Common Stock, par value $.01        |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
    per share                         |  12/27/00    |   S   |       |1,082,200| D   |$.036/    |     -0-     |   I      |as trustee
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |share     |             |          |of a trust
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |(1)
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
--------------------------------------|--------------|-------|-------|---------|-----|----------|-------------|--------- |---------
                                      |              |       |       |         |     |          |             |          |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
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Explanation of Responses: (1) Ann Lurie is sole trustee of the Ann Lurie
Revocable Trust and is co-trustee of the Robert H. and Ann Lurie Trust.
The Robert H. and Ann Lurie Trust holds a warrant to purchase 38,488 shares               /s/ Ann Lurie                     1/10/01
of Common Stock.                                                                          --------------------------------  -------
                                                                                          Signature of Reporting Person(1)    Date

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


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                           (Print or Type Responses)